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                                                                     Exhibit 5.1


                                DAVID GOLDBERG
                   Senior Vice President and General Counsel
                         701 Western Avenue, Suite 200
                       Glendale, California  91201-2397

                                October 3, 1996


Public Storage, Inc.
701 Western Avenue, Suite 200
Glendale, California  91201-2397

Gentlemen:

     As Senior Vice President and General Counsel of Public Storage, Inc. (the "Company"), I have examined the Registration Statement on Form S-8, which is being filed by the Company on or about the date hereof with the Securities and Exchange Commission (the "Registration Statement"), relating to the offer and sale of up to 3,850,000 shares of the Company's Common Stock, par value $.10 per share (the "Securities"), pursuant to the 1996 Stock Option and Incentive Plan (the "Plan").

     I am familiar with the proceedings taken and proposed to be taken by the Company relating to the authorization and issuance of the Securities in the manner set forth in the Registration Statement and the Plan.

     Subject to the taking of the contemplated proceedings in connection with the foregoing matters, I am of the opinion that the Securities, when issued and sold in the manner set forth in the Registration Statement and the Plan, will be legally issued and outstanding, fully paid and non-assessable.

     I hereby consent to the reference to me under the caption "Legal Opinions" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ David Goldberg

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